EXHIBIT (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-90946 on Form N-1A of our reports dated November 19, 2021, relating to the financial statements and financial highlights of Eaton Vance Total Return Bond Fund (formerly, Eaton Vance Core Plus Bond Fund) and Eaton Vance AMT-Free Municipal Income Fund, certain of the funds constituting Eaton Vance Mutual Funds Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended September 30, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Other Service Providers” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 26, 2022